UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 31, 2006

State Street Corporation

(Exact name of registrant as specified in its charter)

Massachusetts	0-5108	04-2456637
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

One Lincoln Street, Boston, Massachusetts	02111
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code:   (617) 786-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐               Written communications pursuant to Rule 425 under the Securities Act

☐               Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐               Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐               Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 8.01.               Other Events.

The recently-enacted Tax Increase Prevention and Reconciliation Act, or “TIPRA,” repealed the exclusion from federal income taxation of a portion of the income generated by leveraged leases.  The repeal will take effect on January 1, 2007.

Current lease accounting standards require that the cumulative effect of a change in a significant assumption affecting the income and expense recorded over the term of a lease, such as a change in tax law, be recognized in the period in which the change occurs.  Accordingly, during the second quarter of 2006, State Street will record a non-cash charge of approximately $50 million, or $0.15 per diluted share for the quarter, to reflect the cumulative effect of adjusting the income tax expense accrued with respect to its affected leases.  The repeal is not expected to materially increase State Street’s consolidated income tax expense in future periods.

This report contains forward-looking statements as defined by United States securities laws. These statements are based on current expectations and involve a number of risks and uncertainties, including those related to the pace at which State Street adds new clients or at which existing clients use additional services, the value of global and regional financial markets, the pace of cross-border investment activity, changes in interest rates, the pace of worldwide economic growth and rates of inflation, the extent of volatility in currency markets, consolidations among clients and competitors, State Street’s business mix, the dynamics of markets State Street serves, and State Street’s success at integrating and converting acquisitions into its business. Other factors that could cause actual results to differ materially from those indicated by the forward-looking statements are set forth in State Street’s 2005 annual report on Form 10-K, particularly in Item 1A, “Risk Factors,” and its subsequent SEC filings. State Street encourages investors to read its 2005 10-K, particularly the section on risk factors, and its subsequent SEC filings for additional information with respect to any forward-looking statements and prior to making any investment decision. The forward-looking statements contained in this report speak only as of the date hereof, May 31, 2006, and State Street will not undertake efforts to revise those forward-looking statements to reflect events after this date.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STATE STREET CORPORATION

	By:	/s/ EDWARD J. RESCH
	Name:	Edward J. Resch
	Title:	Executive Vice President and Chief Financial Officer

Date: May 31, 2006